Exhibit 4.3

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Dated as of:	, 2023	Principal Amount:
Maturity Date:	[ ], 2026
Interest Rate:	12.5%

UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE is one of a series of duly authorized and validly issued Unsecured Subordinated Convertible Promissory Notes of Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), having its principal place of business at 9668 Bujacich Road, Gig Harbor, WA 98332 designated as its Unsecured Subordinated Convertible Promissory Notes (this “Note” and, collectively with the other Notes of such series, the “Notes”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of                                                                                                                                or its registered assigns or successors-in-interest (the “Holder”), or shall have paid pursuant to the terms hereunder, the outstanding principal amount of this Note on the Maturity Date (as defined herein), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is being issued pursuant to that Securities Purchase Agreement, dated as of [   ], 2023 (the “Purchase Agreement”) between the Company and the Holder (defined below) and the other purchasers, if any, of the Notes.

This Note is subject to the following additional provisions:

1.	Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Notes and the Securities issued together with the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three-year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above. For the avoidance of doubt, the IPO shall not be considered a Change of Control Transaction pursuant hereto.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means the shares of common stock issuable upon conversion of this Note in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Floor Price” shall have the meaning set forth in Section 4(b).

“Fundamental Transaction” shall have the meaning set forth in Section 5.

“IPO” means the consummation of the first underwritten public offering of Common Stock under the Securities Act.

“IPO Price” shall have the meaning set forth in Section 4(b).

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means the payment of 115% of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of this Note minus any liquidation amount recognized by the Note Holders for the repossessions or sale to the third party of the Special Operations Barrels.

“Maturity Date” shall mean the earlier of (i) the three-year anniversary of the IPO or (ii) March 31, 2027.

“Note Register” shall have the meaning set forth in Section 2(b).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes. For funds put into an escrow account for purposes of this funding, the Original Issue Date shall be the day funds are first received into such escrow account.

“Royalty Payment” shall have the meaning set forth in Section 2(d).

“Royalty Payment Date” shall have the meaning set forth in Section 2(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Special Operations Barrels” shall have the meaning set forth in Section 2(d).

“Special Operations Bottles” shall have the meaning set forth in Section 2(d).

“Successor Entity” shall have the meaning set forth in Section 5.

“Trading Day” means any day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE American, the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

“VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warehouse Agreement” means that certain warehouse agreement entered into by the Company and the Holder, and the other purchasers, if any, of the Note dated [ ], 2023.

“Washington Courts” shall have the meaning set forth in Section 7(d).

2.	Interest and Prepayments.

(a) Payment of Interest. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twelve and a half percent (12.5%) simple interest per annum, which such accrued interest shall be added to the principal amount of this Note at the time of payment or conversion of this Note.

(b) Interest Calculations. Interest shall be simple annual interest calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the principal amount stated on the face of this Note, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid at the time of repayment or conversion upon the Royalty Payment Date or the Maturity Date, as applicable, to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”) or convert into Conversion Shares of the Company, pursuant to the terms herein.

(c) Late Fee. All overdue accrued and unpaid interest to be paid hereunder after the date of maturity shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

(d) Royalty Payments. As further described in the Warehouse Agreement, a portion of the funds provided to the Company by the Holders pursuant to this Note will be used to purchase approximately 325 barrels of aged whiskey for the Company’s whiskey series honoring members of the U.S. Special Operations Forces (the “Special Operations Barrels”). Each Holder will own, pursuant to the terms of the Warehouse Agreement, a percentage of the Special Operations Barrels equal to (i) (x) the principal amount listed above divided by (y) the aggregate principal amount of the Notes sold by the Company pursuant to the Purchase Agreement, multiplied by (ii) 100. As whiskey is needed to fill the Special Operations Bottles, the Special Operations Barrels ownership of such whiskey shall transfer from the Note Holders to the Company and the Company shall use the whiskey in such Special Operations Barrels to fill bottles under the Special Operations Series. No additional compensation is due for the transfer of the whiskey from the Special Operations Barrels from the Note Holder to the Company. The Company will bottle and sell the whiskey held in the Special Operations Barrels (the “Special Operations Bottles”), and the Holder will receive a royalty payment of $10 for every Special Operations Bottle sold (such payments “Royalty Payments”) until the earlier of either (i) the Maturity Date or (ii) the date on which all Notes and accrued interest has been repaid. The Holders will receive Royalty Payments due hereunder on the last Business Day of each calendar quarter (each such date, a “Royalty Payment Date”) for the previous calendar quarter’s Royalty Payments due. Such Royalty Payments shall reduce the principal amount outstanding under this Note in an amount equal to the amount of Royalty Payments received by the Holder until the earlier of either (i) the Maturity Date or (ii) the date on which the amount outstanding under this Note shall have been reduced to zero pursuant to such Royalty Payments. Royalty Payments shall be made pro rata across all Notes issued under this series of Notes. In lieu of receiving the Royalty Payments with respect to any Royalty Payment Date as cash payments, the Holder may elect, by providing written notice to the Company at least 10 days prior to the applicable Royalty Payment Date, to apply the Royalty Payments to exercise, in whole or in part, the Holder’s Warrant(s) for shares of Common Stock.

(e) Prepayment. This Note may be prepaid by the Company in whole or in part at any time or from time to time, without the prior written consent of the Holder, upon at least fifteen (15) Business Days prior written notice to the Holder, during which period Holder shall have the opportunity to convert this Note pursuant to Section 4 hereof and which notice period may be waived by the Holder. If the Company exercises its right to prepay this Note at any time, the Company shall make payment to the Holder of an amount in cash equal to the sum of the then outstanding principal amount of this Note and accrued interest thereon, within three (3) Business Days after such fifteen (15) Business Day period.

3.	Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.	Conversion.

(a) Conversion upon the Maturity Date. If any amount due under this Note is still outstanding upon the Maturity Date, the Company will automatically convert the then outstanding principal under the Note, any outstanding accrued interest, and any other unpaid amounts which may become due hereunder (the “Conversion Amount”), into a number of shares of Common Stock equal to (x) 125% of such Conversion Amount divided by (y) the Conversion Price, as defined below. The Purchasers and the Company may mutually agree to an earlier Conversion date prior to the Maturity Date at a negotiated Conversion Price.

(b) Conversion Price. The conversion price in effect on the Maturity Date (the “Conversion Price”) shall be the closing price of the Common Stock on the Trading Day immediately preceding the Maturity Date; provided, that in no event shall the Conversion Price be less than the Floor Price. As used herein, “Floor Price” means eighty percent (80%) of the IPO Price and “IPO Price” means the price per share at which Common Stock is sold in the IPO. In the event the Company’s Common Stock is not publicly traded on the Maturity Date, the Parties shall undertake a third-party valuation by a qualified valuation firm of the Company. The Notes and all accrued interest, along with a 25% bonus on such outstanding amount, shall be converted into Common Stock of the Company at the agreed upon third-party valuation.

(c) Voluntary Conversion by Holder. After the IPO, the Holder may elect to convert some or all of the outstanding principal of this Note, and any accrued and unpaid interest thereon, into Common Stock so long as the closing price of the Common Stock on the day prior to the day on which the Holder delivers the Notice of Conversion, at defined below, is equal to or higher than the IPO Price. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note, and the amount of accrued and unpaid interest thereon, to be converted, accrued and unpaid interest outstanding under this Note to be converted, and, the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect voluntary conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion, and, Holder’s proportionate interest in the unbottled Special Operations Barrels will be reduced to reflect this reduced outstanding principal amount. The Holder and the Company shall maintain a Conversion Schedule showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within three (3) Business Days of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(d) Mechanics of Conversion. In the event of an automatic conversion pursuant to Section 4(a) or a voluntary conversion pursuant to Section 4(c), not later than three (3) Trading Days after the Maturity Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect reasonably acceptable to the Company, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares, if any, being acquired upon the conversion of this Note. All certificate or certificates required to be so delivered by the Company shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions, if available. If the Maturity Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(i) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(ii) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to the Required Minimum for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding principal amount of this Note and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round down to the next whole share.

(iv) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5. Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything to the contrary in this Section 5, the provisions of this Section 5 shall not apply to any IPO .

6.	Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of Royalty Payments as and when the same shall become due and payable (whether on a Royalty Payment Date or by acceleration or otherwise) which default is not cured within three (3) Trading Days;

(ii) the Company shall materially fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (vii) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become aware of such failure;

(iii) the Company shall materially fail to observe or perform any other covenant or agreement contained in, or a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under the specific terms of this Note which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become aware of such failure;

(iv) any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(vi) the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction) excluding the IPO;

(vii) the Company shall fail for any reason to deliver certificates to a Holder prior to the third (3rd) Trading Day after the Maturity Date pursuant to Section 4(c) in the event of an automatic conversion of the Note pursuant to Section 4(a);

(viii) if the Company or any Significant Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (iv) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (v) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(ix) if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Significant Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(x) the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

(xi) the Company shall fail to maintain sufficient reserved shares pursuant to Section 4.11 of the Purchase Agreement.

(b) Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount.  After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an additional interest rate equal to the lesser of 1.5% per month (18% per annum) or the maximum rate permitted under applicable law. Upon the payment in full of the Note, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7.	Subordination.

(a) The Company agrees, and the Holder by accepting this Note agrees, that the payment of all amounts owing under or in respect of this Note (including pursuant to Section 2 hereof) are subordinated in right of payment to the prior payment in full in cash of all existing and future obligations (the “Senior Obligations”) incurred pursuant to that certain Loan Agreement, dated as of March 29, 2021, by and among the Company, as holdings, Heritage Distilling Company, Inc., as borrower, Silverpeak Credit Partners, LP, as agent for the lenders (the “Agent”), and the lenders from time to time party thereto (the “Senior Lenders” and, with the Agent, each a “Senior Secured Party” and, collectively, the “Senior Secured Parties”) (as amended by that certain Amendment No. 1 to Loan Agreement, dated as of September 9, 2021, by and among the Company, the Borrower and the Senior Secured Parties, and as the same may be further amended, restated, amended and restated, supplemented or modified from time to time, the “Senior Loan Agreement”) and that the subordination is for the benefit of and enforceable by the Senior Secured Parties. Notwithstanding the foregoing, the following payments shall be permitted to be made by the Company and permitted to be retained by the Holder: (i) any Royalty Payment pursuant to Section 2(d) hereof as in effect on the date hereof and (ii) any conversion into shares of Common Stock pursuant to Section 4 hereof as in effect on the date hereof. If any payment is made to the Holder that, due to this Section 7, should not have been made to it, the Holder is required to hold it in trust for the Senior Secured Parties and pay it over to them as their interests may appear. The Holder by accepting this Note acknowledges and agrees that the subordination provisions of this Section 7 are, and are intended to be, an inducement and a consideration to each Senior Secured Party, whether such Senior Obligations were created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such Senior Secured Parties shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations. The Senior Secured Parties shall be express third party beneficiaries of this Section 7 and the Agent shall have the right to enforce this Section 7 on their behalf, and no amendments, modifications or waivers may be made or granted with respect to this Section 7 without the express written consent of the Senior Secured Parties.

(b) Without in any way limiting the generality of the foregoing paragraph, the Senior Secured Parties may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Section 7 or the obligations hereunder of the Holder to the Senior Secured Parties, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter (other than to increase the principal amount of), the Senior Obligations, or otherwise amend or supplement in any manner the Senior Obligations, or any instrument evidencing the same or any agreement under which Senior Obligations are outstanding, including without limitation any such amendment that increases the interest rate applicable to the Senior Obligations; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations; (iii) release any Person liable in any manner for the payment or collection of Senior Obligations; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

8.	Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email or other address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email or other address of the Holder appearing on the books of the Company, or if no such facsimile number, email or other address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement, with a copy to counsel of the Holder as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or via email at the facsimile number or email set forth on the signature pages attached hereto prior to 5:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or via email at the facsimile number or email set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Tacoma, Washington (the “Washington Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Washington Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Washington Courts, or such Washington Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)   Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution thereof as though no such law has been enacted.

(g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j) Amendments; Waivers. No provision of this Note may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least a majority in interest of the Securities then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. Any amendment or waiver approved by a majority of the Purchasers holding at least a majority in the principal amount of the Notes shall be applied to all Notes. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. In the event the Company needs to change the form of this Note or a key term contained herein, to improve the treatment of such Note on the Company’s balance sheet, the Purchaser agrees to modify or amend such Note to allow the Company to achieve the purpose of the improved balance sheet position.

*********************

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:
	Name:	Justin Stiefel
	Title:	Chief Executive Officer

Email address for delivery of Notices:
stockholder.info@heritagedistilling.com

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and interest under the Unsecured Subordinated Convertible Promissory Notes of Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), into shares of its common stock (the “Common Stock”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock:	☐ Yes	☐ No

If yes, $                     of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature

Printed Name

Delivery Instructions:

Schedule 1

CONVERSION SCHEDULE

This Unsecured Subordinated Convertible Promissory Note due July 31, 2024, unless otherwise extended pursuant to the terms of the Note, in the original principal amount of $                         is issued by Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”). This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or Original Principal Amount)	Company Attest